Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Jean C. Neel

Vice President — Corporate Affairs

Haynes International, Inc.

765-456-6489

HAYNES INTERNATIONAL, INC. AND USW REACH TENTATIVE LABOR AGREEMENT

KOKOMO, IN, June 30, 2010 — Haynes International, Inc. (Nasdaq: HAYN) announced today that the Company has reached a tentative three-year agreement with the leadership of the United Steelworkers Local 2958 (USW).  The agreement covers approximately 454 employees at the Company’s Kokomo, Indiana plant and the Lebanon, Indiana service center.  Before it becomes effective, the tentative agreement must be ratified by the USW membership.  The USW has informed the Company that it will take the tentative agreement to its membership for a ratification vote on Thursday, July 1, 2010.  Until the ratification process is complete, the employees will continue to work under the existing collective bargaining agreement.

“We are very pleased to have a tentative agreement,” Jean C. Neel, Vice President — Corporate Affairs said.  “We think that the agreement is fair to employees and also addresses issues that are important to the Company, as well as our customers and shareholders.”

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements may include, but are not limited to, statements regarding the intent, belief or current expectations of the Company or its management with respect to the USW’s ratification of the labor contract; strategic plans; revenues; financial results; global economic and political conditions; and production levels at the Company’s Kokomo, Indiana facility.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.